EXHIBIT 99.1

Contact: Brock Hill
(626) 535-1932

COAST LITIGATION TRUST ANNOUNCES
APPELLATE COURT DECISION IN FAVOR OF COAST FEDERAL BANK

PASADENA, Calif., October 9, 2002—The Coast Federal Litigation Contingent Payment Rights Trust (NASDAQ:CCPRZ) (the “Trust”) announced today that, in connection with the appeal in Coast Federal Bank, Federal Savings Bank (“Coast Federal”) v. The United States (Appeals Court Docket No. 02-5032)(the “Appeal”), the United States Court of Appeals for the Federal Circuit (the “Appeals Court”) has ruled in favor of Coast Federal.

Coast Federal had appealed that portion of a December 28, 2000, order (the “Order”) entered by the United States Court of Federal Claims (the “Claims Court”) which granted partial summary judgement to the government in holding that Coast Federal’s capital credit in the amount of $299 million was not a permanent addition to Coast Federal’s regulatory capital and was to have been amortized over a period of 12.7 years. By opinion dated October 8, 2002, a three member panel of the Appeals Court, with one member dissenting, reversed the portion of the Order which Coast Federal had appealed, holding that the $299 million of regulatory capital was intended and understood by both Coast Federal and the government to be non-amortizing. The Appeals Court remanded the case to the Claims Court for further proceedings to determine the amount of damages due to Coast Federal.

The government may seek to have the Appeal reheard by the Appeals Court sitting en banc. If unsuccessful or if upon rehearing en banc the Appeals Court upholds the three member panel’s ruling in favor of Coast Federal, the government may seek certiorari to the Supreme Court. If the Appeals Court’s ruling in favor of Coast Federal is upheld and the case is remanded to the Claims Court for further proceedings to determine the amount of damages due to Coast Federal, there can be no assurance that Coast Federal will succeed in establishing damages or in ultimately obtaining any monetary or other recovery in the litigation. If Coast Federal obtains no monetary or other recovery, no monetary payment will be possible from the Trust to certificateholders.

The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc., merged with and into H.F. Ahmanson & Co., holds Ahmanson’s or its successor’s commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in Coast Federal Bank, Federal Savings Bank v. The United States (Claims Court Civil Action No. 92-466C), which is the litigation referred to above. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson’s commitment, were publicly issued by the Trust to the holders of Coast Savings’ common stock immediately prior to the effectiveness of Coast Savings’ merger with Ahmanson on February 13, 1998, which certificates trade on The NASDAQ National Market under the symbol CCPRZ.##